                                                                      Exhibit 5


             [LETTERHEAD OF ARENT FOX KINTNER PLOTKIN & KAHN, PLLC]



                                  May 4, 1998


The Board of Directors
Transaction Network Services, Inc.
1939 Roland Clarke Place
Reston, Virginia  20191-1406

Gentlemen:

         We have acted as counsel to Transaction Network Services, Inc. (the "Company") with respect to the Company's Registration Statement on Form S-3 to be filed by the Company with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933 of 287,474 shares of Common Stock, $.01 par value (the "Shares").

         As counsel to the Company, we have examined the Company's Certificate of Incorporation and such records, certificates and other documents of the Company, as well as relevant statutes, regulations, published rulings and such questions of law, as we considered necessary or appropriate for the purpose of this opinion.

         Based on the foregoing, we are of the opinion that the 287,474 Shares subject to the registration statement have been validly issued, and are fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations thereunder.

                                          Very truly yours,

                                          ARENT FOX KINTNER PLOTKIN & KAHN, PLLC



                                           By: /s/ Jeffrey E. Jordan
                                              ----------------------------------
                                                Jeffrey E. Jordan